Exhibit 10-18

CoreLogic, Inc.

Pension Restoration Plan

Effective as of June 1, 2010

1

TABLE OF CONTENTS

Page

Article 1.	Introduction	1

1.1	Background and History	1
1.2	Purpose of Plan	1
1.3	Status of Plan	1
1.4	Gender and Number	1

Article 2.	Definitions	2

2.1	Accrued Benefit	2
2.2	Actuarial Equivalent	2
2.3	Affiliate	2
2.4	Beneficiary	2
2.5	Board of Directors	2
2.6	Change of Control	2
2.7	Code	3
2.8	Committee	3
2.9	Company	3
2.10	Compensation	3
2.11	Disability	3
2.12	Distribution Date	3
2.13	Early Retirement Age	3
2.14	Effective Date	3
2.15	Eligible Employee	4
2.16	Employee	4
2.17	Employer	4
2.18	ERISA	4
2.19	Hours of Service	4
2.20	Incumbent Directors	5
2.21	Normal Retirement Age	5
2.22	Participant	5
2.23	Pension Plan	5
2.24	Person	5
2.25	Plan	6
2.26	Plan Year	6
2.27	Prior Plan	6
2.28	Restoration Benefit	6
2.29	Seperation Agreement
2.30	Separation from Service	6
2.31	Specified Employee	7
2.32	Spouse	7
2.33	Year of Vesting Service	8

Article 3.	Restoration Plan Benefit	8

3.1	Restoration Benefit	9

Article 4.	Retirement and Death Benefits	9

4.1	Commencement of Retirement Benefits	10
4.2	Normal and Optional Form of Benefit	10
4.3	Death Benefits	10
4.4	Six-Month Delay for Specified Employee	10
4.5	Tax Withholding	10
4.6	Rehired Participant in Pay Status	11

Article 5.	Vesting	12

Article 6.	Funding of Benefits	13

Article 7.	Plan Administration	13

7.1	Committee	13
7.2	Operation of the Committee	14
7.3	Agents	14
7.4	Compensation and Expenses	14
7.5	Committee’s Powers and Duties	14
7.6	Committee’s Decisions Conclusive/Exclusive Benefit	15
7.7	Indemnity	16
7.8	Insurance	16
7.9	Notices	16
7.10	Data	16
7.11	Claims Procedure	17
7.12	Effect of a Mistake	18

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Article 8.	Amendment and Termination	18

8.1	Amendment and Termination Generally	18
8.2	Amendment and Termination Following a Change of Control	19

Article 9.	Miscellaneous	19

9.1	No Enlargement of Employee Rights	19
9.2	Leave of Absence	19
9.3	Disability	19
9.4	Monthly Payments	19
9.5	Withholding	19
9.6	No Examination or Accounting	19
9.7	Records Conclusive	19
9.8	Section 409A	20
9.9	Service of Legal Process	20
9.10	Governing Law	20
9.11	Severability	20
9.12	Missing Persons	20
9.13	Facility of Payment	20
9.14	General Restrictions Against Alienation	21
9.15	Excise Tax for Code Section 409A Violations	21
9.16	Counterparts	21

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Article 1.	Introduction

1.1	Background and History

The name of this Plan is CoreLogic, Inc. Pension Restoration Plan (the “Plan”), sponsored by CoreLogic, Inc. (the “Company”), successor-in-interest to The First American Corporation (“FAC”). The Plan represents the continuation of The First American Corporation Pension Restoration Plan (“Prior Plan”), originally established as of January 1, 1994, and sponsored by FAC. The Prior Plan was established by the Board of Directors, effective as of January 1, 1994, and amended and restated effective January 1, 1999. New benefit accruals under the Prior Plan were frozen as of April 30, 2008, in connection with the freezing of the underlying First American Corporation Pension Plan (“Pension Plan”). The Prior Plan was last amended and restated, effective January 1, 2009, to comply with final regulations under Code section 409A. Capitalized terms used in this Article shall have the meanings set forth in Article 2 of this Plan.

In connection with a certain Separation and Distribution Agreement (“Separation Agreement”) dated as of June 1, 2010, whereby the Company spun off its financial services companies consisting primarily of its Title Insurance and Specialty Insurance reporting segments to create the First American Financial Corporation (“FinCo”), the sponsorship of the Prior Plan was transferred to FinCo with respect to the Prior Plan accrued benefits of all FinCo Employees and Former FinCo Employees (as defined in the Separation Agreement). In connection therewith, the underlying Pension Plan was also transferred to FinCo.

Contemporaneous with the spin-off and transfer of the FinCo portion of the Prior Plan to FinCo, the Company remained responsible for (and did not transfer to FinCo) the liabilities under the portion of the Prior Plan relating to the accrued benefits of FAC Employees and Former FAC Employees (as defined in the Separation Agreement). Such FAC Employees and Former FAC Employees shall be the Participants hereunder. Effective June 1, 2010, The First American Corporation changed its name to CoreLogic, Inc. and references in this Plan to the “Company” shall mean CoreLogic, Inc.

The Company is now adopting the CoreLogic, Inc. Pension Restoration Plan (the “Plan”), in order to set forth the terms and conditions of its retained liabilities under the Prior Plan with respect to such Participants. The provisions of this Plan are intended to govern the benefits payable to a Participant under the Plan on and after June 1, 2010.

The adoption of this Plan is not intended to grant additional benefits to the Participants hereof in excess of their Prior Plan benefits accrued as of the Effective Date hereof. Rather, it is intended to assume the liabilities accrued under the Prior Plan with respect to FAC Employees and Former FAC Employees who were Participants in the Prior Plan on the Distribution Date (as defined in the Separation Agreement), and be considered as a continuation of the Prior Plan with respect to such Participants. Accordingly, all elections by continuing Participants that were in effect under the terms of the Prior Plan immediately prior to the Distribution Date, shall continue in effect from and after such date until a new election that by its terms supersedes the prior election is made by such Participant in accordance with the terms of the Plan and consistent with the provisions of Code section 409A to the extent applicable. As a result thereof, nothing herein is intended to constitute a “material modification” (within the meaning of Code section 409A) of the Prior Plan.

1.2	Purpose of Plan

This Plan is established to provide Participants with certain restoration benefits to offset (or partially offset) benefits under the Pension Plan which are limited by Code sections 401(a)(17) and 415.

With respect to this Plan section 1.2, the Plan is intended to be an “excess benefit plan,” as defined by ERISA section 3(36), and an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1). Accordingly, the Plan is not tax-qualified for purposes of the Code and is designed to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of ERISA.

1.3	Status of Plan

Except as otherwise provided herein, the terms of this Plan apply only to Participants who were transferred to this Plan from the Prior Plan as of the Distribution Date in connection with the spin-off described in Section 1.1. Additionally, Compensation earned by a Participant after December 31, 2001 will not be considered in the Restoration Benefit determined under Article 3 of this Plan. Notwithstanding any other Plan provision, no additional benefit shall be accrued by any Participant under the Plan after April 30, 2008.

1.4	Gender and Number

Except when otherwise indicated by the context, any masculine or feminine terminology shall include the other gender, and the use of any term in the singular or plural shall also include the opposite number.

Article 2.	Definitions

The following definitions, set forth in alphabetical order, are used throughout the Plan and have the meaning set forth below.

2.1	Accrued Benefit

“Accrued Benefit” means the Restoration Benefit described under Plan section 3.1.

2.2	Actuarial Equivalent

“Actuarial Equivalent” means a benefit having the same value as the benefit which it replaces, as determined using the “applicable interest rate” under Code section 417(e)(3), as updated by the Pension Protection Act of 2006 for the November preceding the Plan Year in which the distribution occurs and the “applicable mortality table” published in Revenue Ruling 2007-67, as updated annually by the Internal Revenue Service.

2.3	Affiliate

“Affiliate” means:

(a)	Any entity or organization that, together with the Company, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(b)	Any trade or business that, together with the Company, is under common control, within the meaning of Code section 414(c); and

(c)	Any entity or organization that is required to be aggregated with the Company, pursuant to Code sections 414(m) or 414(o).

For purposes of this Plan, however, the term “Affiliate” shall be interpreted such that the phrase “at least 50 percent” will be substituted for the phrase “at least 80 percent” in each place that it appears in Code section 1563. Additionally, an entity shall be an Affiliate only during the period when the entity has the required relationship, under this Plan section 2.3 with the Company.

2.4	Beneficiary

“Beneficiary” means the person or persons (who may be named contingently or successively) designated by the Participant to receive any death benefit payable under the terms of the Plan. Each Participant may designate a Beneficiary in the manner prescribed by the Committee, and such designation will be effective when properly filed with the Committee, and shall revoke all prior designations by the same Participant. No change in the Beneficiary designated by the Participant shall be permitted after annuity payments to the Participant have commenced.

2.5	Board of Directors

“Board of Directors” means the Board of Directors of the Company.

2.6	Change of Control

“Change of Control” means the occurrence of any of the following:

(a)
The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company.

(b)	A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(c)	Any other event constituting a change of control required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by reason of the acquisition of Company securities by the Company, any entity controlled by the Company or any plan sponsored by the Company which is qualified under Code section 401(a) or by reason of the acquisition of Company securities (either directly or indirectly as a result of a merger, consolidation or otherwise) in a transaction approved by the Incumbent Directors.

2.7	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8	Committee

“Committee” means the administrative committee appointed by the Board of Directors to administer this Plan in accordance with Article 7 of the Plan and having the administrative duties set forth in that Article and elsewhere in the Plan.

2.9	Company

“Company” means CoreLogic, Inc. (formerly named The First American Corporation).

2.10	Compensation

“Compensation” means the full salary and wages paid to a Participant (after becoming a Participant) by the Company or an Affiliate for services rendered including cash bonuses and overtime pay. Compensation shall, in addition, include salary reduction amounts under any cafeteria plan (described in Code section 125) or for qualified transportation fringe benefits (described in Code section 132(f)(4)), and qualified cash or deferred arrangements (described in Code section 401(k)) maintained by the Company or an Affiliate.

Compensation shall not include the following amounts:

(a)	Pay in lieu of vacation or holidays;

(b)	Severance allowances, retainers, and reimbursed expenses;

(c)
Amounts contributed by the Company or an Affiliate to any plan of deferred compensation, other than salary reduction amounts contributed on behalf of the Participant by the Company or an Affiliate to a qualified cash or deferred arrangement;

(d)
Any amount paid by the Company or an Affiliate for other fringe benefits, such as, but not limited to, health and welfare, hospitalization and group life insurance benefits (other than amounts paid through a cafeteria plan or qualified transportation fringe benefits maintained by the Company or an Affiliate pursuant to the Participant’s salary election);

(e)	Amounts required to be recognized as taxable under Code sections 83 and 421; and

(f)	Any amount of salary, wages, or other compensation of any kind earned after December 31, 2001.

2.11	Disability

“Disability” means a physical or mental condition which renders the Employee eligible for disability payments under the Social Security Act.

2.12	Distribution Date

“Distribution Date” means the date on which the Company distributed all of the issued and outstanding shares of First American Financial Corporation Common Stock to the holders of the Company’s Common Stock, pursuant to the 2010 Separation Agreement.

2.13	Early Retirement Age

“Early Retirement Age” means the later of the Participant’s attainment of age 55 or the Participant’s completion of three Years of Vesting Service.

2.14	Effective Date

“Effective Date” means June 1, 2010.

2.15	Eligible Employee

“Eligible Employee” means an Employee who satisfied the requirements to become a Participant as set forth at Plan section 2.22.

2.16	Employee

“Employee” means any person who is employed by the Company or Affiliate (other than a leased employee within the meaning of Code section 414(n)(2)) and who is classified by the Company or Affiliate as a common-law employee.

2.17	Employer

“Employer” means the Company and any Affiliate.

2.18	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.19	Hours of Service

“Hours of Service” means:

(a)	Each hour for which an Employee is paid or entitled to payment by the Company or an Affiliate for the performance of duties.

(b)
Each hour for which an Employee is paid or entitled to payment by the Company or an Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability) layoff, jury duty, or leave of absence.

(c)
Each hour for which back pay (irrespective of mitigation of damages) for an Employee is either awarded or agreed to by the Company or an Affiliate, with no duplication of credit for hours under subsections (a) or (b) and this subsection.

(d)
Each hour credited pursuant to applicable ERISA regulations for unpaid periods of absence for service in the United States armed forces or Public Health Service during which an Employee’s reemployment rights are guaranteed by law, provided that the Employee is reemployed by the Company or an Affiliate within the time limits prescribed by such law.

(e)
Also, only to the extent and solely for the purposes required by the Family and Medical Leave Act of 1993, as amended from time to time (“FMLA”), each hour credited pursuant to applicable regulations for periods of absence, to the extent that the Company or Affiliate was required by the FMLA to permit the Employee to be absent from work during that period.

Notwithstanding the foregoing, no more than 501 Hours of Service shall be credited to an Employee on account of any single continuous period during which the Employee performs no duties.

To the extent a record of an Employee’s hours of employment is not maintained by the Company or an Affiliate, the Employee shall be credited with 10 Hours of Service for each day for which the Employee would be required to be credited with at least one Hour of Service.

All Hours of Service shall be determined and credited to computation periods in accordance with reasonable standards and policies consistent with United States Department of Labor Regulations sections 2530.200b-2(b) and (c).

2.20	Incumbent Directors

“Incumbent Directors” means directors who either are:

(a)	Directors of the Company as of June 1, 2010; or

(b)
Elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

2.21	Normal Retirement Age

“Normal Retirement Age” means the later of the Participant’s attainment of age 65 or the Participant’s completion of three Years of Vesting Service.

2.22	Participant

“Participant” means an individual who is designated by the Committee to participate in this Plan and who meets the criteria of either subsections (a) or (b).

(a)	An Employee or former Employee who:

(1)	Was an active member in the Pension Plan on January 1, 1994, and

(2)	Whose Accrued Benefit under the Pension Plan is limited or reduced under Code sections 401(a)(17) or 415; or

(b)	An Employee or former Employee who:

(1)	Became an Employee during the 1993 calendar year and elected to participate in the Pension Plan upon his initial eligibility;

(2)	Was born on or before January 1, 1954; and

(3)
For the 1994 Plan Year, received Compensation, including pay that would have been considered Compensation if the individual participated in the Plan for the entire Plan Year beginning January 1, 1994, in excess of $150,000.

Notwithstanding anything herein to the contrary, only those Employees or former Employees that had an accrued benefit under the Prior Plan that was transferred to this Plan in connection with the Separation Agreement may be Participants in this Plan.

Notwithstanding anything in the Plan to the contrary, if the Board of Directors or its designee so authorizes, an individual may be employed as a dual employee of the Company and FinCo. In such event, such individual shall only be eligible to receive a Restoration Benefit under this Plan pursuant to the rules in Section 3.1, and only upon such Employee’s Separation from Service.

2.23	Pension Plan

“Pension Plan” means the First American Financial Corporation Pension Plan, as presently in effect and as it may be amended from time to time, formerly known as The First American Corporation Pension Plan, which, in connection with the Separation Agreement, was transferred to and is sponsored solely by the First American Financial Corporation.

2.24	Person

“Person” means any individual, partnership, joint venture, association, joint company, corporation, trust, limited liability company, unincorporated organization, a group, a government or other department, agency or political subdivision thereof or any other person or entity as contemplated by the Exchange Act.

2.25	Plan

“Plan” means the CoreLogic, Inc. Pension Restoration Plan, as presently in effect and as it may by amended from time to time.

2.26	Plan Year

“Plan Year” means the calendar year.

2.27	Prior Plan

“Prior Plan” means the plan originally established as of January 1, 1994, and sponsored by The First American Corporation, formerly known as The First American Corporation Pension Restoration Plan.

2.28	Restoration Benefit

“Restoration Benefit” means the benefit determined under Article 3 of this Plan and paid from the general assets of the Company.

2.29	Separation Agreement

“Separation Agreement” means the certain Agreement dated as of June 1, 2010, whereby The First American Corporation spun off its financial services businesses, consisting primarily of its title insurance and specialty insurance reporting segments, to create a separate, publicly traded company to be known as First American Financial Corporation, a Delaware corporation.

2.30	Separation from Service

“Separation from Service” means the date on which a Participant ceases to be an Employee of the Company or an Affiliate on account of the Participant’s retirement, death or other termination of employment. Whether or not a Participant has incurred a Separation from Service will be based on all surrounding relevant circumstances, including, but not limited to, the reasonable belief of both the Participant and the Company (or Affiliate) that the Participant will perform no future services for the Company or an Affiliate, as an Employee, contractor or in any other capacity. For purposes of this defined term, no Separation from Service will be deemed to have occurred if the Participant transfers employment from the Company or an Affiliate to another member of the Company’s Code section 414 controlled group. For this purpose, controlled group membership will include the Company and all Affiliates.

For purposes of a payment under this Plan triggered by a Participant’s Separation from Service, such payment will be deemed to relate to such Separation from Service provided that it is paid no later than the applicable December 31 of the Plan Year in which the Separation from Service occurs or, if later, within 2 months following the date on which such Separation from Service occurs provided that the Participant cannot designate the taxable period in which the payment is made.

The Plan will treat an anticipated permanent reduction in the level of bona fide services provided by the Participant to the Company or an Affiliate as a Separation from Service provided that it is reasonable for the Company or the Affiliate to anticipate that the Participant’s reduced level of bona fide services will not exceed 49 percent of the average level of bona fide services provided by such Participant within the immediately preceding applicable 36 months within the meaning of Treasury Regulations section 1.409A-1(h)(1)(ii).

2.31	Specified Employee

“Specified Employee” means a Participant qualifying as a “key employee” for purposes of Code section 416 (determined without regard to Code section 416(i)(5) by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (“Identification Date”):

(a)	The Participant is among the top-paid 50 officers of the Company with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $145,000 (subject to cost-of-living adjustments);

(b)	The Participant is a five-percent owner; or

(c)	The Participant is a one-percent owner and has annual compensation in excess of $150,000.

If an individual is a key employee as of an Identification Date, including an individual who acknowledges his Specified Employee status to the Company immediately prior to the date of his Separation from Service, the individual shall be treated as a Specified Employee for the 12-month period beginning on April 1 following the Identification Date. For the limited purpose of applying the “one percent” and “five percent” ownership rules, ownership is determined with respect to the entity for which the Eligible Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining a Participant’s ownership interests. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise.

For purposes of making its annual Specified Employee determination, the Company shall consider compensation treated as recognizable pay under the so-called “Code section 415 general” definition of pay.

Notwithstanding the above, the Company may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulations section 1.409A-1(i)(5).

2.32	Spouse

“Spouse” means with respect to a Participant, a person of the opposite sex from the Participant, who is the Participant’s husband or wife (as applicable) under applicable state law to whom the Participant has been legally married during the 12-month period immediately preceding the Participant’s date of death, if such death is earlier than the Participant’s Early, Normal or Deferred Retirement Date, or the person to whom the Participant is married as of his or her Annuity Starting Date. No individual, including an individual of the opposite sex, shall be the Spouse of a Participant on account of the fact that the individual is registered as the domestic partner of the Participant under state law, even if state law provides that the domestic partners shall have the same rights, protections, and benefits, under state law, as married persons. No individual shall be the Spouse of a Participant unless the person would be treated as the “Spouse” of the Participant under 1 USC section 7 (relating to the definition of a “Spouse” for purposes of federal law, as added by the Defense of Marriage Act).

2.33	Year of Vesting Service

“Year of Vesting Service” means the completion of 1,000 or more Hours of Service in a Plan Year. If the Employee is credited with Hours of Service for less than the full Plan Year, the Employee shall be credited with a fractional Year of Vesting Service where the Hours of Service credited during the Plan Year would, if annualized, equal or exceed 1,000. A “fractional year” shall be the equivalent of the number of completed months for which the Employee receives credit for Hours of Service, divided by 12.

Except as otherwise explicitly provided in this Plan, all other capitalized terms shall have the meaning set forth in the Pension Plan.

Article 3.	Restoration Plan Benefit

3.1	Restoration Benefit

The Restoration Benefit provided under this Plan shall be the amount, if any, by which (a) exceeds (b), where:

(a)	Is the amount of the vested Accrued Benefit which would have been payable to the Participant under the Pension Plan if such benefit were determined:

(1)
Without regard to any limitation on Compensation imposed by Code section 401(a)(17), but disregarding any Compensation in excess of $275,000 (and disregarding any Compensation earned after December 31, 2001), and

(2)	Without regard to any limitation under Code section 415 on benefits that may be paid from a tax-qualified plan; and

(b)	Is the vested Accrued Benefit actually provided to the Participant under the Pension Plan (determined after giving effect to any applicable limitations imposed by Code sections 401(a)(17) and 415)).

Notwithstanding anything herein to the contrary, no additional Restoration Benefit shall be accrued by any Participant after April 30, 2008.

Notwithstanding anything in the Plan to the contrary, if both the Company and FinCo employ any Participant as a dual employee (as set forth in Section 2.22) after June 1, 2010, or if the Participant is a Former Corporate Employee (as defined in the Separation Agreement), that Participant’s Restoration Benefit hereunder will equal fifty percent (50%) of his or her Accrued Benefit. For avoidance of doubt, such a Participant’s Restoration Benefit will be calculated by using 100% of his or her Compensation, Benefit Service and Pension Plan Accrued Benefit, and dividing by two (2).

Article 4.	Retirement and Death Benefits

4.1	Commencement of Retirement Benefits

Subject to Plan section 4.4, payment of a Participant’s Restoration Benefit shall commence as of the first day of the month following the Participant’s Separation from Service (“Benefit Commencement Date”). Payment of the Accrued Benefit shall be in the normal or optional form of benefit as described in Plan section 4.2, and the Participant’s election of such normal or optional form of benefit shall be made within the 180-day period immediately preceding the Benefit Commencement Date. If a Participant has a Separation from Service prior to his or her Normal Retirement Age, the Restoration Benefit payable to the Participant will be reduced to reflect such early commencement. If the Participant’s Separation from Service occurs after the attainment of his Early Retirement Age, the Participant’s Restoration Benefit will be reduced by 1/180 for each month up to 60 months, and by 1/360 for each month over 60 months that the date that payments to the Participant commence precedes the first day of the month on or after the Participant’s 65th birthday. If the Participant’s Separation from Service occurs before the date he attains his Early Retirement Age, the Participant’s Restoration Benefit will be reduced on an Actuarial Equivalent basis from the Participant’s Normal Retirement Age, pursuant to the terms of Plan section 2.2.

Notwithstanding any other provision of this Plan, in computing the Participant’s Restoration Benefit such Restoration Benefit shall not include any accruals for Benefit Service for any Participant attributable to periods after April 30, 2008.

4.2	Normal and Optional Form of Benefit

(a)
Normal Form of Benefit. The normal form of benefit for a married Participant is a joint and survivor annuity option that provides equal monthly payments to the Participant during the joint lives of the Participant and Spouse and, upon the Participant’s death, provides monthly benefits for the Spouse’s lifetime in an amount equal to 50 percent of the amount payable during the Participant’s lifetime. The normal form of benefit for a single Participant is a single life annuity providing equal monthly payments for the Participant’s lifetime and such single life annuity shall be the Actuarial Equivalent of the joint and survivor annuity option that is payable to a married Participant.

(b)
Optional Form of Benefits. In lieu of the normal form of benefit, a Participant may elect to receive his Restoration Benefit in the form of an optional method of payment that is the Actuarial Equivalent of the normal form of benefit. The optional forms of payment shall be a joint and survivor annuity option, a period certain and life annuity option and a contingent annuity option. A Participant may elect a form of payment described in this subsection at a time and in a manner specified by the Committee, but no later than the date on which payments commence.

(1)
Joint and Survivor Annuity Option. A married Participant may elect to receive a joint and survivor annuity option with a life annuity payable as of the first day of each month to the Participant, during the joint lives of the Participant and Spouse with a 66-2/3 percent, 75 percent or 100 percent survivor annuity payable to such Spouse for the Spouse’s further lifetime should the Spouse survive the Participant.

(2)
Period Certain and Life Annuity. A Participant may elect to receive a period certain and life annuity under which a life annuity is payable as of the first day of each month to the Participant for the Participant’s life with a 5, 10 or 15-year period certain series of payments. The Participant must irrevocably designate a Beneficiary at the time this payment option is elected.

(3)
Contingent Annuitant Option. A Participant may elect to receive a contingent annuitant option under which a life annuity is payable as of the first day of each month to the Participant, and upon the Participant’s death, 75 percent of such monthly annuity payment is payable to the Beneficiary (other than the Spouse) beginning with the month following the Participant’s death during the Beneficiary’s further lifetime should the Beneficiary survive the Participant. The Participant must irrevocably designate an individual Beneficiary at the time the Participant elects this option.

4.3	Death Benefits

(a)	Pre-retirement Spousal Benefit.

(1)
Commencement. The surviving Spouse of a Participant who dies with a vested benefit will be entitled to survivor annuity benefits under the pre-retirement death benefit provisions of this Plan payable upon the Participant’s Separation from Service.

(2)
Amount. The amount of such pre-retirement spousal benefit will be determined based on the Participant’s Accrued Benefit and whether or not the Participant attained his Normal Retirement Age. The amount of the survivor annuity payable from this Plan shall be the amount that would have been paid to the surviving Spouse under a qualified 50 percent joint and survivor annuity, as defined in Code section 417(b), which is the Actuarial Equivalent of the Restoration Benefit determined as of the Participant’s death under Plan section 3.1. The same reduction factors that apply to any early commencement of the Participant’s annuity described under Plan section 4.1 shall also apply to the survivor’s annuity determined under this Plan section 4.3.

(b)
Postretirement Death Benefit. If a Participant dies after payment of the Restoration Benefit has commenced, the Participant’s Beneficiary shall receive the death benefit payments hereunder, if any, called for by the payment form in effect for the Restoration Benefit. Any death benefits payable under this subsection (b) shall be paid at the time and in the form provided by the payment form determined under Plan section 4.2. Provided further, that such death benefit (if any) will begin to be paid to the Beneficiary in the same calendar year in which the Participant died to the extent practicable, and, to the extent that commencement of the death benefit (if any) to the Beneficiary is not administratively practicable within the calendar year in which the Participant died, payments to the Beneficiary (if any) will commence no later than 2½ months into the next successive calendar year.

4.4	Six-Month Delay for Specified Employee

If the Company determines that a Participant is a Specified Employee, payment of the Participant’s Restoration Benefit will not commence prior to the first day of the month following the six-month anniversary of the Participant’s Separation from Service. Additionally, a Participant must notify the Company to affirm whether or not he is a Specified Employee by virtue of the one-percent and five-percent ownership thresholds set forth at Treasury Regulations section 1.409A-1(i) and the Company will not be responsible for any consequences to the Participant as a result of a Participant’s failure to so notify the Company. The above six-month payment delay will not apply to a Participant who is a Specified Employee if the Participant’s Separation from Service is on account of his death. The above six-month payment delay will also not apply to a Participant who incurs and receives a payment pursuant to a qualifying Disability. If a Participant’s benefits under this Plan are subject to such six-month payment delay, the Participant will be entitled to receive a one-time lump sum payment equal to the payments which were delayed by the above six-month delay.

4.5	Tax Withholding

Any federal, state or local taxes, including FICA tax amounts, required by law to be withheld with respect to benefits earned and vested under this Plan or any other compensation arrangement may be withheld from the Participant’s Restoration Benefit, salary, wages or other amounts paid by the Company and reasonably available for withholding. Prior to making or authorizing any benefit payment under this Plan, the Company may require such documents from any taxing authority, or may require such indemnities or surety bond from any Participant or Beneficiary, as the Company shall reasonably consider necessary for its protection.

4.6	Rehired Participant in Pay Status

A Participant who commences his Restoration Benefit under this Plan following a Separation from Service and who is subsequently re-employed by the Company or an Affiliate shall continue to receive his Restoration Benefit in the form elected under Plan section 4.2.

Article 5.	Vesting

The interest of a Participant in his or her Accrued Benefit shall be contingent and forfeitable except to the extent such Accrued Benefit becomes vested in accordance with the provisions of this Article 5. The Accrued Benefit of a Participant shall fully vest upon the earliest of the following:

(a)	The Participant attains Normal Retirement Age while actively employed by the Company or an Affiliate;

(b)	The Participant incurs a Disability prior to having a Separation from Service;

(c)	The Participant dies;

(d)	The Participant’s completion of three Years of Vesting Service; or

(e)	A decision by the Company to terminate this Plan.

Article 6.	Funding of Benefits

The Plan shall be unfunded. All benefits payable under the Plan shall be paid from the Company’s general assets, and nothing contained in the Plan shall require the Company to set aside or hold in trust any funds for the benefit of a Participant or his Beneficiary, who shall have the status of a general unsecured creditor with respect to the Company’s obligation to make payments under the Plan. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

Article 7.	Plan Administration

7.1	Committee

(a)	Except as otherwise provided in the Plan, the Committee shall be the administrator of the Plan, within the meaning of ERISA section 3(16)(A). The Committee shall generally administer the Plan.

(b)
The Committee may be composed of as many members as the Board of Directors may appoint in writing from time to time. The Board of Directors may also delegate to another person the power to appoint and remove members of the Committee.

(c)
The Company by action of an officer or the Chairperson of the Committee, or if there is no Chairperson, then by unanimous consent of the members of the Committee, may appoint Committee members from time to time. Members of the Committee may, but need not, be Employees.

(d)
A member of the Committee may resign by delivering his or her written resignation to the Committee. The resignation shall be effective as of the date it is received by the Committee or such other later date as is specified in the resignation notice. A Committee member may be removed at any time and for any reason by the Company by action of any of its officers, the Chairman of the Committee, or by unanimous consent of the remaining members of the Committee. Any Employee appointed to the Committee shall automatically cease to be a member of the Committee, effective on the date that he or she ceases to be an Employee, unless the Chairman of the Committee, an officer of the Company, or all of the Committee members unanimously specify otherwise in writing.

7.2	Operation of the Committee

(a)
A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted and other actions taken by the Committee at any meeting shall be by the vote of a majority of those present at any such meeting. Upon the concurrence of all of the members in office at the time, action by the Committee may be taken otherwise than at a meeting.

(b)	The members of the Committee may elect one of their members as Chair and may elect a Secretary who may, but need not, be a member of the Committee.

(c)
The members of the Committee may authorize one or more of their members or any agent to execute or deliver any instrument or instruments on their behalf. The members of the Committee may allocate any of the Committee’s powers and duties among individual members of the Committee.

(d)
The Committee may appoint one or more subcommittees and delegate any of its discretionary authority and such of its powers and duties, as it deems desirable to any such subcommittee. The members of any such subcommittee shall consist of such persons as the Committee may appoint.

(e)
All resolutions, proceedings, acts, and determinations of the Committee, with respect to the administration of the Plan, shall be recorded; and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved by the Committee.

(f)
Subject to the limitations contained in the Plan, the Committee shall be empowered from time to time in its discretion to establish rules for the exercise of the duties imposed upon the Committee under the Plan.

7.3	Agents

(a)
The Board of Directors, Company, or the Committee may delegate such of its powers and duties as it deems desirable to any person, in which case every reference herein made to the Board of Directors, Company, or the Committee (as applicable) shall be deemed to mean or include the delegated persons as to matters within their jurisdiction.

(b)
The Board of Directors, Company, or the Committee may also appoint one or more persons or agents to aid it in carrying out its duties and delegate such of its powers and duties as it deems desirable to such persons or agents.

(c)
The Board of Directors, Company, or the Committee may employ such counsel, auditors, and other specialists and such clerical and other services as it may require in carrying out the provisions of the Plan, with the expenses therefore paid, as provided in Plan section 7.4.

7.4	Compensation and Expenses

(a)
A member of the Committee shall serve without compensation for services as a member. Any member of the Committee may receive reimbursement of expenses properly and actually incurred in connection with his or her services as a member of the Committee, as provided in this Article 7.

(b)	All expenses of administering the Plan shall be paid by the Company.

7.5	Committee’s Powers and Duties

Except as otherwise provided in this Plan, the Company shall have responsibility for any settlor duties, powers or functions (e.g., the right to amend and terminate the Plan) and except as otherwise provided in the Plan, the Committee shall have responsibility for the general administration of the Plan and for carrying out its provisions. The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To establish rules, policies, and procedures for administration of the Plan;

(b)	To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to a benefit and the amount thereof;

(d)	To obtain from the Company such information as shall be necessary for the proper administration of the Plan;

(e)	To prepare and distribute information explaining the Plan;

(f)	To keep all records necessary for the operation and administration of the Plan;

(g)	To prepare and file any reports, descriptions, or forms required by the Code or ERISA; and

(h)	To designate or employ agents and counsel (who may also be persons employed by the Company) and direct them to exercise the powers of the Committee.

7.6	Committee’s Decisions Conclusive/Exclusive Benefit

The Committee shall have the exclusive right and discretionary authority to interpret the terms and provisions of the Plan and to resolve all questions arising thereunder, including the right to resolve and remedy ambiguities, inconsistencies, or omissions in the Plan, provided, however, that the construction necessary for the Plan to conform to the Code and ERISA shall in all cases control. Benefits under this Plan will be paid only if the Committee decides in its discretion that the Eligible Employee, Spouse, or Beneficiary is entitled to them. The Committee shall endeavor to act in such a way as not to discriminate in favor of any class of Employees or other persons. Any and all disputes with respect to the Plan that may arise involving Eligible Employees shall be referred to the Committee, and its decisions shall be final, conclusive, and binding. All findings of fact, interpretations, determinations, and decisions of the Committee in respect of any matter or question arising under the Plan shall be final, conclusive, and binding upon all persons, including, without limitation, Employees, and any and all other persons having, or claiming to have, any interest in or under the Plan and shall be given the maximum possible deference allowed by law.

The Committee shall administer the Plan for the exclusive benefit of Participants and their beneficiaries.

7.7	Indemnity

(a)
The Company (including any successor employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of subsection (b) of this Plan section 7.7:

(1)	The Committee; and

(2)
Each Employee, former Employee, current and former members of the Committee, or current or former members of the Board of Directors who have, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)
The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys fees and court costs, incurred by that person on account of his or her good faith actions or failures to act with respect to his or her responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)
An Indemnified Person shall be indemnified under this Plan section 7.7 only if he or she notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)
A person is an “Appropriate Person” to receive notice of the claim or investigation if a reasonable person would believe that the person notified would initiate action to protect the interests of the Company in response to the Indemnified Person’s notice.

(B)
The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section 7.7 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)
An Indemnified Person shall be indemnified under this Plan section 7.7 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)
No Indemnified Person, including an Indemnified Person who is a Former Participant, shall be indemnified under this Plan section 7.7 unless he or she makes himself or herself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)
No Indemnified Person shall be indemnified under this Plan section 7.7 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)
Payments of any indemnity under this Plan section 7.7 shall only be made from assets of the Company. The provisions of this Plan section 7.7 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section 7.7 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

7.8	Insurance

The Committee may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any Committee member or Company employee. To the extent permitted by law, the Committee may purchase insurance covering any Committee member or Company employee for any personal liability of such Committee member or Company employee with respect to any Committee member or Company employee responsibilities under this Plan. Any Committee member or Company employee may purchase insurance for his or her own account covering any personal liability under this Plan.

7.9	Notices

Each Participant shall be responsible for furnishing to the Company his or her current address. The Participant shall also be responsible for notifying the Company of any change in the above information. If a Participant does not provide the above information to the Company, the Committee may rely on the address of record of the Participant on file with the Company’s personnel office.

All notices or other communications from the Committee to a Participant, shall be deemed given and binding upon that person for all purposes of the Plan when delivered to, or when mailed first-class mail, postage prepaid, and addressed to that person at his or her address last appearing on the Committee’s records, and the Committee and Company shall not be obliged to search for or ascertain his or her whereabouts.

All notices or other communications from the Participant required or permitted under this Plan shall be provided to the person specified by the Committee, using such procedures as are prescribed by the Committee. The Committee may require that the oral notice or communication be provided by telephoning a specific telephone number and, after calling that telephone number, by following a specified procedure. Any oral notice or oral communication from a Participant that is made in accordance with procedures prescribed by the Committee shall be deemed to have been duly given when all information requested by the person specified by the Committee is provided to such person, in accordance with the specified procedures.

7.10	Data

All persons entitled to benefits from the Plan must furnish to the Committee such documents, evidence, or information, as the Committee considers necessary or desirable for the purpose of administering the Plan, and it shall be a condition of the Plan that each such person must furnish such information and sign such documents as the Committee may require before any benefits become payable from the Plan.

7.11	Claims Procedure

All decisions made under the procedure set out in this Plan section 7.11 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) of this Plan section 7.11.

(a)
The right of a Participant or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Committee, provided, however, that the Committee may delegate its responsibility to any person.

(1)
The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Committee. The Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)
Any claim for benefits under the Plan, pursuant to this Plan section 7.11, shall be filed with the Committee no later than three months after the date of the Participant’s Separation from Service. The Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Plan section 7.11:

(A)
A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Plan section 7.11.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)
If a claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial:

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain:

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)
An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)
Within 60 days of the receipt by the Claimant of the written denial of his or her claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in subsection (b) of this Plan section 7.11), the Claimant (or an authorized representative of a Claimant) may file a written request with the Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney-client or work-product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
The Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim:

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)
Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)
No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 7.11, including the appeal permitted pursuant to subsection (c) of this Plan section 7.11. In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Committee to a Claimant’s request for review pursuant to subsection (d) of this Plan section 7.11.

7.12	Effect of a Mistake

In the event of a mistake or misstatement as to the eligibility, participation, or service of any Participant or the amount of payments made or to be made to a Participant, the Committee shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of the amounts of payments as will, in its sole judgment, result in the Participant receiving the proper amount of payments under the Plan.

Article 8.	Amendment and Termination

8.1	Amendment and Termination Generally

The Plan may be amended or terminated by the Company, acting through its Board of Directors (or the designee of the Board of Directors) or by the Committee, at any time. Notwithstanding the preceding sentence, benefits may be distributed to Participants on account of the termination only if:

(a)	The termination does not occur proximate to a downturn in the financial health of the Company;

(b)
All nonqualified defined benefit nonaccount-based retirement plans maintained by the Company and all employers affiliated thereto (pursuant to Code section 414(b), (c), or (m)) that would be aggregated with the Plan under Code section 409A are terminated when the Plan is terminated;

(c)
No payments are made within 12 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan, other than payments made pursuant to the Plan’s otherwise applicable distribution provisions;

(d)	All benefits are distributed within 24 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan; and

(e)
Neither the Company nor any employer affiliated thereto (pursuant to Code section 414(b), (c), or (m)) establishes a new nonqualified, nonaccount-based plan that would be aggregated with the Plan under Code section 409A at any time within three years after the date when the Company takes all steps necessary to terminate and liquidate the Plan.

Such amendment or termination may modify or eliminate any benefits hereunder other than an annuity benefit that is already in pay status, or the vested portion of an annuity benefit that is not in pay status.

8.2	Amendment and Termination Following a Change of Control

Notwithstanding the Company’s general right to amend or terminate the Plan at any time, the Company, including any successor entity to the Company, may not amend or terminate this Plan in any manner following a Change of Control that would adversely affect the rights of a Participant to benefits under this Plan.

Article 9.	Miscellaneous

9.1	No Enlargement of Employee Rights

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Company or any Affiliate or to interfere with the right of any of them to discharge or retire any person at any time. No one shall have any right to benefits, except to the extent provided in this Plan.

9.2	Leave of Absence

A Participant who is on an approved leave of absence with salary, or on an approved leave of absence without salary for a period of not more than six months, shall be deemed to be a Participant employed by the Company or an Affiliate during such leave of absence. A Participant who is on an approved leave of absence without salary for a period in excess of six months shall be deemed to have voluntarily incurred a Separation from Service as of the end of such six-month period, provided that, based on all relevant facts and circumstances, neither the Participant nor the Company has a reasonable expectation that the Participant will provide future services to the Company or an Affiliate.

9.3	Disability

A disabled Participant who incurs a Separation from Service on account of such Disability shall receive his Restoration Benefit payable as an annuity in the normal or one of the optional forms of benefit as described in Article 4 payable upon such Separation from Service and consistent with the terms of Plan section 2.30. Such benefit will be reduced for commencement prior to the Participant’s attainment of his Normal Retirement Age.

9.4	Monthly Payments

Periodic payments hereunder shall be paid in equal monthly amounts.

9.5	Withholding

Benefit payments hereunder shall be subject to applicable federal, state or local withholding for taxes.

9.6	No Examination or Accounting

Neither this Plan nor any action taken thereunder shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Company or any Affiliate.

9.7	Records Conclusive

The records of the Company shall be conclusive in respect to all matters involved in the administration of the Plan.

9.8	Section 409A

Notwithstanding any provision of this Plan to the contrary, the Committee shall administer this Plan in a manner designed to comply with Code section 409A and the Committee shall disregard any Plan provision if the Committee determines that application of such Plan provision would subject the Participant to an additional excise tax under Code section 409A(a)(1)(B).

9.9	Service of Legal Process

The members of the Committee (or if there is no such Committee then the Company) are hereby designated as agent(s) of the Plan for the purpose of receiving legal process.

9.10	Governing Law

The Plan shall be construed, administered, and governed in all respects under the applicable laws of the State of California, except to the extent pre-empted by federal law. Upon any change in the law or other determination that any term, condition or other provision of the Plan has been altered in any way, the Committee shall administer this Plan in accordance with such change notwithstanding the terms of the Plan pending an amendment to this Plan.

9.11	Severability

If any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions; instead, each provision is fully severable and the Plan will be construed and enforced as if any illegal or invalid provision had never been included.

9.12	Missing Persons

The Committee shall establish rules if the Committee is unable to make payment of a benefit due under the terms of the Plan to a Participant because the whereabouts of the Participant cannot be ascertained.

9.13	Facility of Payment

Every person receiving or claiming benefits under this Plan is presumed to be mentally competent and of age until the date on which the Committee receives a written notice, in a form and manner acceptable to it, that such person is mentally incompetent or a minor, and that a guardian or other person legally vested with the care of such person or his or her estate has been appointed.

However, if the Committee should find that any person to whom a benefit is payable under this Plan is unable to care for his or her affairs because of any incompetency or is a minor, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) may be paid to the Spouse, a child, a parent, or a brother or sister, or to any other person or institution that the Committee determines to have incurred expense for such person otherwise entitled to payment. To the extent permitted by law, any such payment so made shall be a complete discharge of any liability therefor under the Plan.

If a guardian of the estate or other person legally vested with the care of the estate of any person receiving or claiming benefits under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian or other person provided that proper proof of appointment and continuing qualification is furnished in a form and manner suitable to the Committee. To the extent permitted by law, such guardian or other person may act for the Participant and make any election required of or permitted by the Participant under this Plan, and such action or election shall be deemed to have been done by the Participant, and benefit payments may be made to such guardian or other person and any such payment shall be a complete discharge of any such liability under the Plan.

9.14	General Restrictions Against Alienation

The interest of any Participant under this Plan shall not in any event be subject to sale, assignment, or transfer, and each Participant is hereby prohibited from anticipating, encumbering, assigning, or in any manner alienating his or her interest hereunder and is without power to do so; provided, however, that this provision shall not restrict the power or authority of the Committee, in accordance with the applicable provisions of the Plan, to disburse funds to the legally appointed guardian, executor, administrator, or personal representative of any Participant or pursuant to a valid domestic relations order certified and issued by a court of competent jurisdiction.

If any person attempts to take any action contrary to this Plan section 9.14, such action shall be void and the Company may disregard such action and is not in any manner bound thereby, and they shall suffer no liability for any such disregard thereof. If the Committee is notified that any Participant has been adjudicated bankrupt or has purported to anticipate, sell, transfer, assign, or encumber any Plan distribution or payment, voluntarily or involuntarily, the Committee shall hold or apply such distribution or payment or any part thereof to, or for the benefit of, such Participant in such manner as the Committee finds appropriate.

9.15	Excise Tax for Code Section 409A Violations

While the Company intends that the Plan meet the requirements of Code section 409A and related Treasury Regulations, the Participant shall be liable for any excise tax (including interest and penalties thereon) which results from a violation of the requirements of Code section 409A and related Treasury Regulations.

9.16	Counterparts

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.